Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169821

AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
SUPPLEMENT NO. 9, DATED JANUARY 29, 2015
TO THE PROSPECTUS, DATED JULY 22, 2014

This prospectus supplement, or this Supplement No. 9, is part of the prospectus of American Realty Capital Daily Net Asset Value Trust, Inc., or the Company, dated July 22, 2014, or the Prospectus, as supplemented by Supplement No. 3, dated October 27, 2014, or Supplement No. 3, Supplement No. 4, dated November 6, 2014, or Supplement No. 4, Supplement No. 5, dated November 20, 2014, or Supplement No. 5, Supplement No. 6, dated December 5, 2014, or Supplement No. 6, Supplement No. 7, dated December 18, 2014, or Supplement No. 7, and Supplement No. 8, dated January 9, 2015, or Supplement No. 8. This Supplement No. 9 supplements, modifies, supersedes and replaces certain information contained in the Prospectus, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6, Supplement No. 7 and Supplement No. 8 and should be read in conjunction with the Prospectus, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7 and Supplement No. 8. This Supplement No. 9 will be delivered with the Prospectus, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7 and Supplement No. 8. Unless the context suggests otherwise, the terms “we,” “us” and “our” used herein refer to the Company, together with its consolidated subsidiaries.

The purposes of this Supplement No. 9 are to, among other things:

•	update disclosure relating to operating information; and
•	add disclosure relating to a change in our independent registered public accounting firm.

OPERATING INFORMATION

Change in Auditor

On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as the Company’s independent registered public accounting firm. Grant Thornton’s resignation was accepted by the Company’s audit committee.

Grant Thornton’s audit reports on the Company’s consolidated financial statements for fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the foregoing statements and has requested and received from Grant Thornton a letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

The Company is presently in discussions to retain CohnReznick LLP to replace Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.

PROSPECTUS UPDATES

Change in Auditor

The following disclosure is hereby inserted as a new section following the section entitled “Experts” on page 248 of the Prospectus.

“Change in Auditor

On January 22, 2015, Grant Thornton LLP, or Grant Thornton, resigned as the Company’s independent registered public accounting firm. Grant Thornton’s resignation was accepted by the Company’s audit committee.

Grant Thornton’s audit reports on the Company’s consolidated financial statements for fiscal years ended December 31, 2012 and 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period from January 1, 2015 through January 22, 2015, (i) there were no disagreements between the Company and Grant Thornton on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreement in its report on the Company’s consolidated financial statements, and (ii) there were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the foregoing statements and has requested and received from Grant Thornton a letter addressed to the Securities and Exchange Commission stating that Grant Thornton agrees with the above statements.

The Company is presently in discussions to retain CohnReznick LLP to replace Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2014.”